As filed with the Securities and Exchange Commission on April 28, 2016
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________
Accenture plc
(Exact name of registrant as specified in its charter)
______________________________________

Ireland	98-0627530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
______________________________________

1 Grand Canal Square
Grand Canal Harbour
Dublin 2, Ireland
(353) (1) 646-2000
(Address, including zip code, of registrant’s principal executive offices)
______________________________________

Amended and Restated Accenture plc 2010 Share Incentive Plan
Amended and Restated Accenture plc 2010 Employee Share Purchase Plan
(Full title of the plans)
______________________________________
Chad T. Jerdee, Esq.
Joel Unruch, Esq.
Aaron B. Holmes, Esq.
Accenture plc
161 N. Clark Street
Chicago, IL 60601
(312) 693-0161
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A ordinary shares, par value US$0.0000225 per share	54,000,000	$113.75	$6,142,500,000	$618,549.75

(1)
Represents: (i) 9,000,000 Class A ordinary shares being registered pursuant to the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “Amended SIP”), which was amended and restated on February 3, 2016 (prior to such amendment and restatement, the “SIP”); and (ii) 45,000,000 Class A ordinary shares being registered pursuant to the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “Amended ESPP,” and together with the Amended SIP, the “Plans”), which was amended and restated on February 3, 2016 (prior to such amendment and restatement, the “ESPP”). For additional information, see explanatory note below. In addition to the Class A ordinary shares set forth in the table above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional Class A ordinary shares that may become issuable under the Plans to prevent dilution in the event of stock splits, stock dividends and other anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Class A ordinary shares reported on the New York Stock Exchange on April 25, 2016.

EXPLANATORY NOTE

On February 3, 2016, at the 2016 annual general meeting of shareholders of Accenture plc (the “Company”), the Company’s shareholders approved the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “Amended SIP” and, prior to such amendment and restatement, the “SIP”) and the Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (the “Amended ESPP” and, prior to such amendment and restatement, the “ESPP”). The Amended SIP provides for grants of equity awards to designated employees, directors and other service providers of the Company and its affiliates. Among other things, the Amended SIP provides that the number of the Company’s Class A ordinary shares, par value $0.0000225 (the “Shares”), which may be granted under the Amended SIP shall be increased by 9,000,000 Shares in addition to the 74,000,000 Shares which were previously authorized for issuance under the SIP.
The Amended ESPP provides eligible employees of the Company and its affiliates the ability to share in the Company’s future success through purchases of the Company’s Shares using funds deducted from eligible employees’ compensation. Among other things, the Amended ESPP provides that the number of the Company’s Shares which may be granted under the Amended ESPP shall be increased by 45,000,000 Shares in addition to the 45,000,000 Shares which were previously authorized for issuance under the ESPP.
This Registration Statement on Form S-8 relates to: (i) the additional 9,000,000 Shares authorized to be issued under the Amended SIP; and (ii) the additional 45,000,000 Shares authorized to be issued under the Amended ESPP.
The contents of the Registration Statement on Form S-8 with respect to the SIP (Registration No. 333-188134), filed with the Securities and Exchange Commission (the “Commission”) on April 25, 2013, the Registration Statement on Form S-8 with respect to the SIP and the ESPP (Registration No. 333-164737), filed with the Commission on February 5, 2010, the Registration Statement on Form S-8 with respect to the Accenture Ltd 2001 Share Incentive Plan and the Accenture Ltd 2001 Employee Share Purchase Plan (Registration No. 333-65376), filed with the Commission on July 18, 2001, as amended by Post-Effective Amendment No. 1 filed on October 17, 2001, Post-Effective Amendment No. 2 filed on September 1, 2009 and Post-Effective Amendment No. 3 filed on October 22, 2010, including the information contained therein, are hereby incorporated by reference pursuant to General Instruction E on Form S-8.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plans that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference (excluding any information “furnished,” but not “filed” with the Commission) in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015.

(b)	The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended November 30, 2015 and February 29, 2016.

(c)	The Company’s Current Reports on Form 8-K filed on November 2, 2015 and February 3, 2016.

(d)
The Company’s Current Report on Form 8-K12B, filed September 1, 2009 with the SEC under Section 12(b) of the Exchange Act, including the description of the Company’s Class A ordinary shares contained therein, and the Current Reports of the Company on Form 8-K (under Items 5.03 and 9.01), filed on February 9, 2012 and February 3, 2016.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.
Item 5. Interests of Named Experts and Counsel.
Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.
Item 6. Indemnification of Directors and Officers.
If a director or officer of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. The Company’s articles of association contain indemnification and expense advancement provisions for persons who are not directors, the secretary or assistant secretaries of the Company. The Company’s articles of association also confer a more limited indemnity on its directors, secretary and assistant secretaries for certain costs and discharge the liability of a director, the secretary or assistant secretary where judgment is given in favor of the director, secretary or assistant secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director, secretary or assistant secretary acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives who are not directors, the secretary or assistant secretaries of the Company. Any provision which seeks to indemnify a director, secretary or assistant secretary of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between the director and the company.
Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

In accordance with Irish law, the Company has taken out directors and officers liability insurance, as well as other types of insurance, for our directors and officers.
In addition, Accenture Holdings plc and Accenture LLP have entered into indemnification agreements with or as to certain of the Company’s officers and Accenture International S.à r.l. has entered into indemnification agreements with or as to each of the Company’s directors, secretary and assistant secretaries providing for the indemnification of, and advancement of expenses to, these persons.
Item 7. Exemption from Registration Claimed.
None.
Item 8. Exhibits.
See exhibits listed under the Exhibit Index below.
Item 9. Undertakings.
Not required to be filed with this Registration Statement pursuant to General Instruction E on Form S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on April 28, 2016.

ACCENTURE PLC

By:	/s/ JOEL UNRUCH
Name:	Joel Unruch
Title:	Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Pierre Nanterme, David P. Rowland and Joel Unruch and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacity, in connection with the Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to the Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ PIERRE NANTERME	Chairman of the Board and Chief Executive Officer	April 28, 2016
Pierre Nanterme	(principal executive officer)

/s/ DAVID P. ROWLAND	Chief Financial Officer	April 28, 2016
David P. Rowland	(principal financial officer)

/s/ RICHARD P. CLARK	Chief Accounting Officer	April 28, 2016
Richard P. Clark	(principal accounting officer)

/s/ JAIME ARDILA	Director	April 28, 2016
Jaimie Ardila

/s/ DINA DUBLON	Director	April 28, 2016
Dina Dublon

/s/ CHARLES H. GIANCARLO	Director	April 28, 2016
Charles H. Giancarlo

/s/ WILLIAM L. KIMSEY	Director	April 28, 2016
William L. Kimsey

/s/ MARJORIE MAGNER	Director	April 28, 2016
Marjorie Magner

/s/ BLYTHE J. MCGARVIE	Director	April 28, 2016
Blythe J. McGarvie

/s/ GILLES PÉLISSON	Director	April 28, 2016
Gilles Pélisson

/s/ PAULA A. PRICE	Director	April 28, 2016
Paula A. Price

/s/ ARUN SARIN	Director	April 28, 2016
Arun Sarin

/s/ WULF VON SCHIMMELMANN	Director	April 28, 2016
Wulf von Schimmelmann

/s/ FRANK K. TANG	Director	April 28, 2016
Frank K. Tang

/s/ JOEL UNRUCH	Authorized Representative in the United States	April 28, 2016
Joel Unruch

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Accenture plc 2010 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s 8-K filed on February 3, 2016)

4.2	Amended and Restated Accenture plc 2010 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company’s 8-K filed on February 3, 2016)

4.3	Amended and Restated Memorandum and Articles of Association of Accenture plc (incorporated by reference to Exhibit 3.1 to the Company’s 8-K filed on February 3, 2016)

4.4	Certificate of Incorporation of Accenture plc (incorporated by reference to Exhibit 3.2 to the Company’s 8-K12B filed on September 1, 2009)

5.1	Opinion of Arthur Cox, Solicitors, as to the legality of the Class A ordinary shares being registered (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)